                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Wang Laboratories, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  common stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    93369N109
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 14 Pages

CUSIP No. 93369N109               SCHEDULE 13G            Page 2 of 14 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Iridian Asset Management LLC
          06-1439577


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             2,947,700
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                2,947,700
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,947,700

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.72%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93369N109                   SCHEDULE 13G           Page 3 of 14 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          LC Capital Management LLC
          06-1439578


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              2,947,700
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                2,947,700
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,947,700

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.72%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93369N109               SCHEDULE 13G               Page 4 of 14 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          CL Investors, Inc.
          52-2070252


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              2,947,700
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                2,947,700
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,947,700

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.72%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93369N109                 SCHEDULE 13G             Page 5 of 14 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          David L. Cohen
          ###-##-####


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          USA


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                3,096,800
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          3,096,800
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,096,800

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.11%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93369N109                   13G                    Page 6 of 14 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Harold J. Levy
          ###-##-####


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES               0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                3,096,800
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          3,096,800
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,096,800

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.11%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13G                   Page 7 of 14 Pages



Item 1.     (a)   Name of Issuer:
                    Wang Laboratories, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                    600 Technology Park Drive
                    Billerica, MA  01821-4130
                  --------------------------------------------------------------
Item 2.

This statement is being filed on behalf of Iridian Asset Management LLC, LC Capital Management, LLC, CL Investors, Inc., David L. Cohen and Harold J. Levy.

(a)  Name of Person Filing:                     Iridian Asset Management LLC
(b)  Address of Principal Business Office:      276 Post Road West
                                                Westport, CT 06880-4704
(c)  Citizenship:                               Delaware
(d)  Title of Class of Securities:              Common Stock
(e)  CUSIP Number:                              93369N109


(a)  Name of Person Filing:                     LC Capital Management, LLC
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c)  Citizenship:                               Delaware
(d)  Title of Class of Securities:              Common Stock
(e)  CUSIP Number:                              93369N109


(a)  Name of Person Filing:                     CL Investors, Inc.
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06680-4704
(c)  Citizenship:                               Delaware
(d)  Title of Class of Securities:              Common Stock
(e)  CUSIP Number:                              93369N109


(a)  Name of Person Filing:                     David L. Cohen
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c)  Citizenship:                               USA
(d)  Title of Class of Securities:              Common Stock
(e)  CUSIP Number:                              93369N109


(a)  Name of Person Filing:                     Harold J. Levy
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c)  Citizenship:                               USA
(d)  Title of Class of Securities:              Common Stock
(e)  CUSIP Number:                              93369N109

                                SCHEDULE 13G                Page 8 of 14 Pages



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  [ ] Broker or Dealer registered under Section 15 of the Act,

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

(c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

(e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

(g)  [   ]   Parent    Holding    Company,    in    accordance    with   Section
     240.13d-1(b)(1)(ii)(G); see Item 7,

(h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

                                 SCHEDULE 13-G               Page 9 of 14 Pages


Item 4.     Ownership.

     The following information is proivided as of December 31, 1997.The percent of class is based upon 38,165,352 shares of common stock issued and outstanding of the issuer, as reported on its Form 10-Q for the quarter ended September 30, 1997.


For Iridian Asset Management LLC:

(a) Amount Beneficially Owned:                                        2,947,700
(b) Percent of Class:                                                     7.72%
(c) Number of shares as to which such person has:
     (i)       sole power to vote or to direct the vote:              2,947,700
     (ii)      shared power to vote or to direct the vote:                    0
     (iii)     sole power to dispose or to direct the disposition of: 2,947,700
     (iv)      shared power to dispose or to direct the disposition of:       0


For LC Capital  Management,  LLC:

     The Amount Beneficially Owned being reported by LC Capital Management, LLC includes all 2,947,700 shares owned by Iridian Asset Management LLC which LC Capital Management, LLC, as a member owning 69.6% of the limited liability company interest of Iridian Asset Management LLC, may be deemed, indirectly, to have ownership, and the power to vote and to dispose of such shares. See Item 8.

(a) Amount Beneficially Owned:                                        2,947,700
(b) Percent of Class:                                                     7.72%
(c) Number of shares as to which such person has:
     (i)       sole power to vote or to direct the vote:              2,947,700
     (ii)      shared power to vote or to direct the vote:                    0
     (iii)     sole power to dispose or to direct the disposition of: 2,947,700
     (iv)      shared power to dispose or to direct the disposition of:       0


For CL Investors, Inc.:

     The Amount Beneficially Owned being reported by CL Investors, Inc. includes all 2,947,700 shares owned by Iridian Asset Management LLC which CL Investors, Inc., as a member owning 96% of the limited liability company interest of LC Capital Management, LLC, may be deemed, indirectly, to have ownership, and the power to vote and to dispose of such shares. See Item 8.

(a) Amount Beneficially Owned:                                        2,947,700
(b) Percent of Class:                                                     7.72%
(c) Number of shares as to which such person has:
     (i)       sole power to vote or to direct the vote:              2,947,700
     (ii)      shared power to vote or to direct the vote:                    0
     (iii)     sole power to dispose or to direct the disposition of: 2,947,700
     (iv)      shared power to dispose or to direct the disposition of:       0

                                  SCHEDULE 13-G             Page 10 of 14 Pages


For David L. Cohen:

     The Amount Beneficially Owned being reported by Mr. Cohen includes 149,100 shares owned by First Eagle Fund of America, Inc. which Mr. Cohen, based upon his employment agreement with Arnhold & S. Bleichroeder Advisers, Inc., may be deemed to have ownership, and the power to vote and to dispose, of such shares. See Item 8. Mr. Cohen individually disclaims the beneficial ownership of such shares.

(a) Amount Beneficially Owned:                                        3,096,800
(b) Percent of Class:                                                     8.11%
(c) Number of shares as to which such person has:
     (i)       sole power to vote or to direct the vote:                      0
     (ii)      shared power to vote or to direct the vote:            3,096,800
     (iii)     sole power to dispose or to direct the disposition of:         0
     (iv)      shared power to dispose or to direct the disposition of:3,096,800

For Harold J. Levy:

     The Amount Beneficially Owned being reported by Mr. Levy includes 149,100 shares owned by First Eagle Fund of America, Inc. which Mr. Levy, based upon his employment agreement with Arnhold & S. Bleichroeder Advisers, Inc., may be deemed to have ownership, and the power to vote and to dispose, of such shares. See Item 8. Mr. Levy individually disclaims the beneficial ownership of such shares.

(a) Amount Beneficially Owned:                                        3,096,800
(b) Percent of Class:                                                     8.11%
(c) Number of shares as to which such person has:
     (i)       sole power to vote or to direct the vote:                      0
     (ii)      shared power to vote or to direct the vote:            3,096,800
     (iii)     sole power to dispose or to direct the disposition of:         0
     (iv)      shared power to dispose or to direct the disposition of:3,096,800



Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ____


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

                                  SCHEDULE 13-G             Page 11 of 14 Pages


Item 8.     Identification and Classification of Members of the Group.

     This filing is being made jointly by Iridian Asset Management LLC, LC Capital Management, LLC, CL Investors, Inc., David L. Cohen and Harold J. Levy.

     Iridian Asset  Management  LLC is an investment  adviser  registered  under section 203 of the Investment Advisers Act of 1940.

     LC Capital Management, LLC owns 72.5% of the outstanding limited liability company interest of Iridian Asset Management LLC, and may be deemed to have the power to vote and to dispose of the shares owned by Iridian Asset Management LLC.

     CL Investors, Inc. owns 96% of the outstanding limited liability company interest of LC Capital Management, LLC, and may be deemed to have the power to vote and to dispose of the shares owned by Iridian Asset Management LLC.

     David L. Cohen owns 50% of the outstanding common shares of CL Investors, Inc. He also is an employee of Arnhold & S. Bleichroeder Advisers, Inc. ("A&SB Advisers"), an investment adviser registered under section 203 of the Investment Advisers Act of 1940. A&SB Advisers acts as the investment adviser to First Eagle Fund of America, Inc., an investment company registered under the Investment Company Act of 1940 ("First Eagle"). To Mr. Cohen's knowledge, pursuant to the terms of the investment advisory agreement between A&SB Advisers and First Eagle, A&SB Advisors has the authority, for and in the name of First Eagle, to vote and to dispose of shares owned by it. Pursuant to an employment agreement with A&SB Advisers, Mr. Cohen is employed, as is Harold J. Levy, to perform its investment advisory duties and functions with respect to First Eagle. Based upon the terms of his employment agreement, Mr. Cohen may be deemed to have ownership, and the power to vote and to dispose, of the shares owned by First Eagle. Mr. Cohen individually disclaims the beneficial ownership of such shares.

     Harold J. Levy owns 50% of the outstanding common shares of CL Investors, Inc. He also is an employee of A&SB Advisers. A&SB Advisers acts as the investment adviser to First Eagle. To Mr. Levy's knowledge, pursuant to the terms of the investment advisory agreement between A&SB Advisers and First Eagle, A&SB Advisors has the authority, for and in the name of First Eagle, to vote and to dispose of shares owned by it. Pursuant to an employment agreement with A&SB Advisers, Mr. Levy is employed, as is David L. Cohen, to perform its investment advisory duties and functions with respect to First Eagle. Based upon the terms of his employment agreement, Mr. Levy may be deemed to have ownership, and the power to vote and to dispose, of the shares owned by First Eagle. Mr. Levy individually disclaims the beneficial ownership of such shares.

     Neither Iridian Asset Management LLC, LC Capital Management, LLC nor CL Investors, Inc. has the power or authority, direct or indirect, to vote or to dispose of any shares owned by First Eagle.

                                  SCHEDULE 13-G              Page 12 of 14 Pages


Item 9.     Notice of Dissolution of Group.

Not Applicable.


Item 10.    Certification.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                 SCHEDULE 13-G              Page 13 of 14 Pages


                                   SIGNATURE.


     After reasonable inquiry and to the best of its or his knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date: January 28, 1998

                                   IRIDIAN ASSET MANAGEMENT LLC

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, Executive Vice President


                                   LC CAPITAL MANAGEMENT, LLC

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, Executive Vice President


                                   CL INVESTORS, INC.

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, President


                         By:           /s/ David L. Cohen
                                   ----------------------------------
                                   David L. Cohen, individually


                         By:           /s/ Harold J. Levy
                                   ----------------------------------
                                   Harold J. Levy, individually